United States Securities and Exchange Commission
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

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DYCOM INDUSTRIES, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
ANNUAL MEETING OF SHAREHOLDERS Tuesday, November 21, 2006
PROPOSAL 1 ELECTION OF DIRECTORS
CORPORATE GOVERNANCE
AUDIT COMMITTEE REPORT
PROPOSAL 2
SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS
MANAGEMENT COMPENSATION OF EXECUTIVE OFFICERS
SUMMARY COMPENSATION TABLE
AGGREGATE STOCK OPTION EXERCISES IN LAST FISCAL YEAR AND YEAR-END VALUE TABLE
EQUITY COMPENSATION PLAN INFORMATION
EMPLOYMENT AGREEMENTS
REPORT ON EXECUTIVE COMPENSATION
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
PERFORMANCE PRESENTATION
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
INDEPENDENT AUDITORS
PROPOSALS FOR YEAR 2007 ANNUAL MEETING OF SHAREHOLDERS
EXPENSES OF SOLICITATION
OTHER MATTERS

DYCOM INDUSTRIES, INC.
11770 U.S. Highway 1, Suite 101
Palm Beach Gardens, Florida 33408

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To be held on November 21, 2006

TO OUR SHAREHOLDERS:

The Annual Meeting of Shareholders (the “Annual Meeting”) of Dycom Industries, Inc. (the “Company”) will be held at 11:00 a.m., local time, on Tuesday, November 21, 2006, at the City Club of the Palm Beaches, 11780 U.S. Highway 1, Suite 600, Palm Beach Gardens, Florida 33408. The Annual Meeting will be held for the following purposes:

1. To elect three directors;

2. To vote upon a proposal to amend the Company’s 2003 Long-Term Incentive Plan to increase by 2,000,000 the number of shares of the Company’s common stock that are authorized for issuance under the plan; and

3. To transact such other business as may properly come before the Annual Meeting or any adjournments of the Annual Meeting.

The Board of Directors has fixed the close of business on Monday, October 2, 2006, as the record date for the determination of the shareholders entitled to notice of and to vote at the Annual Meeting.

IMPORTANT

Please mark, date, sign and return the enclosed proxy card promptly so that your shares can be voted. If you attend the Annual Meeting, you may withdraw your completed proxy and vote in person.

BY ORDER OF THE BOARD OF DIRECTORS,

Richard B. Vilsoet
Secretary

October 25, 2006

DYCOM INDUSTRIES, INC.
11770 U.S. Highway 1, Suite 101
Palm Beach Gardens, Florida 33408

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS
Tuesday, November 21, 2006

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Dycom Industries, Inc. (the “Company”) for use at the Annual Meeting of Shareholders to be held on Tuesday, November 21, 2006, at the City Club of the Palm Beaches, 11780 U.S. Highway 1, Suite 600, Palm Beach Gardens, Florida 33408, at 11:00 a.m., local time, or at any adjournments thereof (the “Annual Meeting”), for the purposes set forth in the accompanying Notice of Annual Meeting of Shareholders.

Only shareholders of record at the close of business on October 2, 2006 (the “Record Date”) will be entitled to notice of and to vote at the Annual Meeting. On October 2, 2006, the Company had 40,615,545 shares of common stock, par value $0.33 1/3, issued and outstanding. All shares outstanding on the record date are entitled to vote. Each share of common stock entitles the holder thereof to one vote.

A proxy card that is properly marked, signed, dated and returned in time for the Annual Meeting will be voted in accordance with the instructions contained therein. If no instructions are indicated, each share of common stock represented by proxy will be voted for the election of the listed nominee directors and for approval to increase by 2,000,000 the number of shares of the Company’s common stock that are authorized for issuance under the Company’s 2003 Long-Term Incentive Plan (the “2003 Plan”).

This Proxy Statement and the accompanying proxy card are being mailed to shareholders on or about October 25, 2006. Any shareholder giving a proxy has the power to revoke the proxy prior to its use. The proxy can be revoked by filing an instrument of revocation with the Secretary of the Company or by submitting a proxy bearing a later date than the proxy being revoked prior to the Annual Meeting. Additionally, shareholders who attend the Annual Meeting may revoke a previously granted proxy and vote in person.

The presence in person or by proxy of the holders of a majority of the common stock will constitute a quorum. A quorum is necessary to transact business at the Annual Meeting. With the exception of the election of directors, which requires a plurality of the votes cast, the affirmative vote of a majority of the shares of common stock represented at the Annual Meeting is required to approve any other proposals. Shares of common stock represented by proxies that reflect abstentions or “broker non-votes” (i.e., shares held by a broker or nominee which are represented at the Annual Meeting, but with respect to which such broker or nominee is not empowered to vote on a particular proposal) will be counted as shares that are present and entitled to vote for purposes of determining the presence of a quorum.

A copy of the Company’s Annual Report to Shareholders, including financial statements for the fiscal years ended July 29, 2006 and July 30, 2005, is enclosed with this Proxy Statement, but such documentation does not constitute a part of the proxy soliciting material.

PROPOSAL 1

ELECTION OF DIRECTORS

The Company’s Articles of Incorporation provides that the Board of Directors shall be divided into three classes, with each director having a three year term and the number of directors in each class as equal as possible. Three director nominees have been nominated for election at the Annual Meeting. The nominees are Stephen C. Coley, Steven E. Nielsen and Jack H. Smith. Each nominee was selected by the Corporate Governance Committee and approved by the Board of Directors for submission to the Company’s shareholders. Stephen C. Coley, Steven E. Nielsen and Jack H. Smith are each currently serving terms that expire at the Annual Meeting and each has been nominated for a three-year term expiring at the fiscal year 2009 Annual Meeting of Shareholders. If any director nominees become unable to accept nomination or election, which is not anticipated, the persons acting under such proxies will vote for the election of such other person as the Board of Directors may recommend.

				Term
		Principal Occupation		Expires
		for Past Five Years		At Annual
		and Directorships in	Director	Meeting
Nominees for Election	Age	Public Companies	Since	For

Stephen C. Coley	61	Mr. Coley was a Management Consultant with McKinsey & Company, Inc. from July 1975 to January 2004. Mr. Coley is a Director Emeritus of McKinsey & Company, Inc.	2003	2009
Steven E. Nielsen	43	Mr. Nielsen has been the President and Chief Executive Officer of the Company since March 1999; President and Chief Operating Officer from August 1996 to March 1999; and Vice President from February 1996 to August 1996. Mr. Nielsen is a director of SBA Communications Corporation.	1996	2009
Jack H. Smith	61	Mr. Smith was a partner of Ernst & Young LLP from October 1984 to July 2005 and managing partner of the Jacksonville, Florida office from 1996 to July 2005.	2005	2009

				Term
		Principal Occupation		Expires
		for Past Five Years		At Annual
		and Directorships in	Director	Meeting
Directors Whose Terms Continue Beyond the Meeting	Age	Public Companies	Since	For

Thomas G. Baxter	59	Mr. Baxter has been an advisor of Churchill Ventures Ltd since July 2006. From October 2001 to January 2005 Mr. Baxter was President of Time Warner Cable, a division of Time Warner Inc. Mr. Baxter was President and Chief Executive Officer of Audible, Inc. from May 2000 to January 2001 and an operating partner of Evercore Partners, from 1998 to 2000. Mr. Baxter was a director of Dycom Industries, Inc. from January 1999 to September 2001.	2005	2007
Charles M. Brennan, III	64	Mr. Brennan has served as Chairman of the Board of MYR Group, Inc. since March 2006. Mr. Brennan was Chairman and Chief Executive Officer of MYR Group, Inc. from 1989 to April 2000. Mr. Brennan is a director of Rogers Corporation.	2002	2007
Charles B. Coe	58	Mr. Coe was President of BellSouth Network Services, from 1986 to 2001. Mr. Coe is a director of Internap Network Services Corporation.	2005	2008
Joseph M. Schell	60	Mr. Schell has been Vice Chairman of Ocean Atlantic Companies since May 2006. Mr. Schell was Chairman of Global Technology Investment Banking at Merrill Lynch & Co. from February 2000 to March 2002 and an independent financial consultant from March 1999 to January 2000.	1999	2007
Tony G. Werner	49	Mr. Werner has been Senior Vice President and Chief Technology Officer of Liberty Global, Inc. since June 2005; Senior Vice President and Chief Technology Officer, Liberty Media Corporation, from August 2001 to June 2005; Senior Vice President of Strategic Technologies at Qwest Communications from May 2001 to August 2001; President and Chief Executive Officer of Aurora Networks, Inc. from October 2000 to May 2001; and Executive Vice President and Chief Technology Officer of TCI Communications, Inc. and AT&T Broadband from July 1994 to October 2000. Mr. Werner is a director of OpenTV Corp.	2000	2008

Recommendation of the Board of Directors

The Board of Directors recommends that shareholders vote “FOR” the election of Stephen C. Coley, Steven E. Nielsen and Jack H. Smith as directors.

CORPORATE GOVERNANCE

The Company is committed to sound corporate governance, and to full compliance with New York Stock Exchange (“NYSE”), Securities and Exchange Commission (“SEC”) and other regulatory and legal requirements. In furtherance of these goals the Board of Directors has adopted a Business Code of Conduct and Ethics, a Code of Ethics for Senior Financial Officers, Corporate Governance Guidelines and written charters for each of its Corporate Governance Committee, Compensation Committee and Audit Committee, all of which are available on the Company’s website at www.dycomind.com. Copies of each may also be obtained, without charge, upon written request to the Secretary of the Company at 11770 U.S. Highway 1, Suite 101, Palm Beach Gardens, Florida 33408. The Company periodically reviews these documents in light of corporate governance developments and modifies the documents as appropriate.

Board of Directors and Its Committees

The Board of Directors has established five committees; an Audit Committee, a Compensation Committee, a Corporate Governance Committee, an Executive Committee and a Finance Committee.

Audit Committee.  The Audit Committee currently consists of Charles M. Brennan, III, Charles B. Coe, Stephen C. Coley and Jack H. Smith. The Audit Committee operates in accordance with an Audit Committee Charter, a copy of which is available on the Company’s website at www.dycomind.com. A copy may also be obtained, without charge, upon written request to the Secretary of the Company at 11770 U.S. Highway 1, Suite 101, Palm Beach Gardens, Florida 33408.

The principal function of the Audit Committee is to oversee the accounting and financial reporting processes of the Company and audits of the Company’s financial statements. The Audit Committee is also responsible for assisting the Board of Directors in the oversight of (1) the quality and integrity of the Company’s financial statements and related disclosures, internal controls and financial reporting, (2) the Company’s compliance with applicable legal and regulatory requirements, (3) the independent auditor’s qualification, independence and performance and (4) the performance of the Company’s internal audit function and control functions. The Audit Committee met eight times during fiscal 2006.

The Board of Directors has determined that each of the members of the Audit Committee is independent within the meaning of the NYSE Corporate Governance listing standards and the Company’s Corporate Governance Guidelines. In addition, the Board of Directors has determined that the Chairman of the Audit Committee, Charles M. Brennan, III, and Jack H. Smith each qualifies as an “audit committee financial expert” within the meaning of applicable regulations of the SEC, promulgated pursuant to the Sarbanes-Oxley Act of 2002. The SEC has indicated that the designation of Mr. Brennan and Mr. Smith as an audit committee financial expert does not make them an “expert” for any purpose, impose on them any duties, obligations or liability that are greater than the duties, obligations or liability imposed on them as members of the Audit Committee and the Board of Directors in the absence of such designation, or affect the duties, obligations or liability of any other member of the Audit Committee or Board of Directors.

Compensation Committee.  The Compensation Committee currently consists of Tony G. Werner, Thomas G. Baxter and Charles B. Coe. The Board of Directors has determined that each of the members of the Compensation Committee is independent within the meaning of the NYSE Corporate Governance listing standards and the Company’s Corporate Governance Guidelines. The Compensation Committee operates in accordance with a Compensation Committee Charter, a copy of which is available on the Company’s website at www.dycomind.com. A copy may also be obtained, without charge, upon written request to the Secretary of the Company at 11770 U.S. Highway 1, Suite 101, Palm Beach Gardens, Florida 33408.

The principal functions of the Compensation Committee are to recommend to the Board of Directors the compensation of the Company’s officers; and to administer the Company’s equity-based and incentive compensation plans, policies and programs. The Compensation Committee met seven times during fiscal 2006.

Corporate Governance Committee.  The Corporate Governance Committee currently consists of Stephen C. Coley, Charles M. Brennan, III and Joseph M. Schell. The Board of Directors has determined that each of the members of the Corporate Governance Committee is independent within the meaning of the NYSE Corporate Governance listing standards and the Company’s Corporate Governance Guidelines. The Corporate Governance Committee operates in accordance with a Corporate Governance Committee Charter, a copy of which is available on the Company’s website at www.dycomind.com. A copy may also be obtained, without charge, upon written request to the Secretary of the Company at 11770 U.S. Highway 1, Suite 101, Palm Beach Gardens, Florida 33408.

The principal functions of the Corporate Governance Committee are to recommend to the Board of Directors the director nominees for election by the Company’s shareholders, including those nominees that are recommended by shareholders in accordance with the procedures set forth below under the caption “Director Candidates”; to recommend to the Board of Directors persons to fill vacancies on the Board; to recommend to the Board of Directors the appointment of officers of the Company; to recommend to the Board of Directors the appointment of its members to serve on the five committees of the Board of Directors; to periodically review the number and functions of the committees of the Board of Directors; to evaluate the performance of individual directors on an annual basis; to evaluate the performance of the Chief Executive Officer on an annual basis and submit its evaluation to the Compensation Committee; to review the independence of outside directors on an annual basis; to review management succession and development plans; to recommend the process and oversee the assessment of the Board of Directors’ evaluation of the Board of Directors’ performance; to develop and monitor compliance with a set of corporate governance guidelines; and to counsel the Board of Directors on other corporate governance matters. The Corporate Governance Committee met five times during fiscal 2006.

Executive Committee.  The Executive Committee currently consists of Steven E. Nielsen, Thomas G. Baxter and Charles M. Brennan, III. The Executive Committee is empowered to act for the full Board of Directors during intervals between Board of Directors meetings, with the exception of certain matters that by law may not be delegated. The Executive Committee met once during fiscal 2006.

Finance Committee.  The Finance Committee currently consists of Joseph M. Schell, Thomas G. Baxter and Jack H. Smith. The principal functions of the Finance Committee are to set policy for short-term investments; to review borrowing arrangements; and to recommend changes in the capital structure and operating budget of the Company. The Finance Committee met once during fiscal 2006.

The Board of Directors held ten meetings in the fiscal year ended July 29, 2006. All of the directors attended more than 75% of the aggregate number of meetings held by the Board of Directors and its respective committees on which they served.

Board Independence

In accordance with the Company’s Corporate Governance Guidelines, the Board of Directors monitors the independence of its members on an ongoing basis using standards set forth in the guidelines. The guidelines reflect the requirements set forth in the NYSE Corporate Governance listing standards. Under these standards, the Board of Directors has determined that each of the seven non-management members of the Board of Directors, including the two non-management director nominees that are currently members of the Board of Directors, is independent and that such group constitutes a majority of the Company’s directors. Mr. Nielsen, who serves as the Company’s President and Chief Executive Officer, is not independent.

Code of Ethics for Senior Financial Officers

The Company has adopted a Code of Ethics for Senior Financial Officers and a Business Code of Conduct and Ethics, each of which is a code of ethics as that term is defined in Item 406(b) of Regulation S-K. The Code of Ethics for Senior Financial Officers applies to the Company’s Chief Executive Officer, Chief Financial Officer, Controller and other employees performing similar functions, including the Chief Accounting Officer. The Business Code of Conduct and Ethics applies to all officers, managers and employees of the Company. Each code is available on the Company’s website at www.dycomind.com. Copies of each may also be obtained, without charge, upon written request to the Secretary of the Company at 11770 U.S. Highway 1, Suite 101, Palm Beach Gardens, Florida 33408. The Company intends to satisfy the requirement under Item 10 of Form 8-K regarding disclosure of an amendment to, or a waiver from, provisions of the Code of Ethics for Senior Financial Officers by posting such information on its website at the address specified above.

Executive Sessions of Non-Management Directors

In accordance with the Company’s Corporate Governance Guidelines, the Company’s non-management directors meet without management present at regularly scheduled executive sessions (at least quarterly). The lead non-management director, who is currently Stephen C. Coley, presides at such sessions.

Communications with the Board of Directors

The Company has adopted a formal process by which shareholders and other interested parties may communicate with one or more of the Company’s directors, the Company’s non-management directors as a group, a committee or the full Board of Directors. Shareholders who wish to communicate with a director or director group should direct their communications in writing to Dycom Industries, Inc., c/o Richard B. Vilsoet, General Counsel and Secretary, 11770 U.S. Highway 1, Suite 101, Palm Beach Gardens, Florida 33408. The Company’s Secretary is primarily responsible for monitoring director-related communications from shareholders and other interested parties and forwarding collected communications to the intended recipient provided it meets certain criteria. In general, communications are forwarded to the intended director or director group as long as the communications do not relate to ordinary business, legal or administrative matters or other non-substantive or inappropriate matters further described in the Company’s Internal Process for Handling Communications to Directors. All concerns and complaints relating to accounting, internal accounting controls or auditing matters as well as complaints regarding violations of the Company’s Business Code of Conduct and Ethics or Code of Ethics for Senior Financial Officers will be referred to the Company’s Audit Committee in accordance with the Company’s Whistleblower Policy and Procedures. Both the Internal Process for Handling Communications to Directors and the Whistleblower Policy and Procedures are available on the Company’s website at www.dycomind.com.

Director Candidates

Pursuant to its charter and the Company’s Corporate Governance Guidelines, the Corporate Governance Committee is responsible for recommending to the Board of Directors the director nominees for election by the Company’s shareholders, including those nominees that are recommended by shareholders in accordance with the procedures set forth in the Company’s By-Laws. The process followed by the Corporate Governance Committee to identify and evaluate director candidates includes requests to directors and others for recommendations, engagements of third-party search firms, meetings from time to time to evaluate biographical information and background materials relating to potential candidates, and interviews of selected candidates by members of the Corporate Governance Committee and the Board of Directors.

In considering whether to recommend any particular candidate for inclusion in the slate of recommended director nominees, the Corporate Governance Committee will consider numerous attributes, including the candidate’s integrity, business acumen, knowledge of the Company’s business and industry, age, experience and conflicts of interest. The Corporate Governance Committee does not assign specific weights to particular criteria, and no particular criterion is a prerequisite for each prospective nominee. The Corporate Governance Committee believes that the backgrounds and qualifications of the Company’s directors, considered as a group, should provide a composite mix of experience, knowledge and abilities that will allow the Board of Directors to fulfill its responsibilities and operate effectively.

The Corporate Governance Committee considers director nominee candidates from many sources, including shareholders. If a shareholder wishes to recommend a nominee for director, written notice should be sent to the Company’s Secretary in accordance with the instructions set forth later in this Proxy Statement under “Proposals for Year 2007 Annual Meeting of Shareholders.” Assuming that appropriate biographical and background material has been provided on a timely basis, the Corporate Governance Committee will evaluate shareholder-recommended candidates by following substantially the same process, and applying substantially the same criteria, as it follows for candidates submitted by others.

Certain Relationships and Related Transactions

Neither the Company nor any of its subsidiaries is engaged in any related party transaction with any director or executive officer of the Company, any nominee for director or any security holder known to the Company to own more than five percent of the Company’s common stock.

Director Compensation

Directors who are employees of the Company are not paid for service on the Board of Directors or any committee of the Board of Directors. Non-employee directors receive an $18,000 annual retainer for service. The Audit Committee chair receives an additional annual retainer of $5,000 for service and each of the Corporate Governance Committee and Compensation Committee chairs receive an additional annual retainer of $2,500 for their service. Non-employee directors receive $2,250 for each regular or special meeting of the Board of Directors attended in person and $1,000 for each telephonic meeting. Non-employee directors receive $1,250 for regular meetings attended in person of the Audit, Corporate Governance, Finance, and Executive Committees, and $750 for each telephonic meeting. Non-employee directors receive $1,250 for Compensation Committee meetings at which executive or director compensation is being approved, whether attended in person or telephonically, and $750 for all other meetings, whether attended in person or telephonically. All directors are reimbursed for reasonable expenses incurred in connection with all meetings.

Pursuant to the 2002 Directors Restricted Stock Plan, non-employee directors who do not beneficially own at least 7,500 shares of Company common stock must elect to receive at least 60% of their annual retainer in restricted shares of Company common stock and may elect to receive up to 100% of such retainer in restricted shares of Company common stock. Non-employee directors who own at least 7,500 shares of Company common stock must elect to receive at least 25% of their annual retainer in restricted shares of Company common stock and may elect to receive up to 100% of such retainer in restricted shares of Company common stock. The number of restricted shares of Company common stock to be granted to a non-employee director will be determined by (i) dividing (a) the U.S. dollar amount of the director’s annual retainer elected to be received in the form of restricted stock by (b) the fair market value of a share of common stock on the date such fees are payable and (ii) rounding up to the nearest whole share of common stock.

In addition, under the 2001 Directors Stock Option Plan, directors who are not employees of the Company receive an initial grant of 6,000 stock options upon first becoming a director or upon reelection or appointment to the Board of Directors following a period during which a director did not serve on the Board of Directors. Thereafter, such directors will receive an annual grant of 2,000 stock options each year at the annual meeting if continuing their service as a director or a grant of 6,000 stock options upon their reelection to the Board of Directors for at least a three-year term. Stock options granted under the 2001 Directors Stock Option Plan vest in equal installments on each of the first four anniversaries of the date of grant.

AUDIT COMMITTEE REPORT

The Audit Committee (the “Committee”) of the Company’s Board of Directors consists of four independent directors. The Committee operates in accordance with a written charter adopted by the Board of Directors. The Committee and the Board of Directors review the charter on an ongoing basis and a copy is available on the Company’s website at www.dycomind.com. Each member of the Audit Committee is “independent” as defined by the current listing standards of the New York Stock Exchange and the applicable rules of the Securities and Exchange Commission.

The Committee’s primary responsibility is to assist the Board in fulfilling its responsibility for oversight of (a) the quality and integrity of the Company’s financial statements and related disclosures, internal controls and financial reporting, (b) the Company’s compliance with applicable legal and regulatory requirements, (c) the Company’s independent auditors’ qualifications, independence and performance and (d) the performance of the Company’s internal audit and control functions.

Management has the primary responsibility for preparing the Company’s consolidated financial statements and the overall financial reporting process, including maintaining the Company’s system of internal accounting controls. The Company’s independent auditors, Deloitte & Touche LLP (“Deloitte”), have the responsibility for auditing the Company’s financial statements and issuing an opinion as to the conformity of those audited financial statements to accounting principles generally accepted in the United States of America, and for auditing the effectiveness of the Company’s internal control over financial reporting and management’s assessment of the effectiveness of the Company’s internal control over financial reporting. The Committee monitors and oversees these processes.

The Committee reviewed the Company’s audited consolidated financial statements and the results of the audits relating to the Company’s internal control over financial reporting for the 2006 fiscal year, and discussed those matters with management and Deloitte. During the 2006 fiscal year, the Committee also discussed the interim financial information contained in each quarterly earnings announcement with management and Deloitte prior to public release. In addition, the Committee regularly discussed with management, the internal auditors and Deloitte the quality and adequacy of the Company’s internal controls and the internal audit function’s organization, responsibilities, budget and staffing and the quality of the Company’s financial reporting. The Committee regularly meets separately with management, the Company’s internal auditors and Deloitte. The Committee reviewed with both the independent and internal auditors their audit plans, audit scope, and the identification of audit risks. The Committee also discussed with the independent auditors all matters required by Statement on Auditing Standards No. 61, as amended by Statement of Auditing Standards No. 90 (Communication with Audit Committees).

As part of the Committee’s oversight responsibilities of the audit process, the Committee obtained a written statement from Deloitte as required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and discussed with Deloitte any relationships that may impact their objectivity and independence from the Company and from management of the Company. In addition, the Committee also considered whether the non-audit services provided by Deloitte to the Company during the 2006 fiscal year were compatible with Deloitte’s independence as auditors. The Committee concluded that Deloitte’s provision of audit and non-audit services to the Company and its subsidiaries during fiscal 2006 was compatible and does not impair Deloitte’s independence.

Based on the aforementioned reviews and discussions, the Committee recommended to the Board of Directors that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended July 29, 2006 for filing with the Securities and Exchange Commission. The Committee also approved the appointment of Deloitte as the Company’s independent auditors for the 2007 fiscal year.

Audit Committee

Charles M. Brennan, III, Chair
Charles B. Coe
Stephen C. Coley
Jack H. Smith

Principal Accounting Firm Fees

The Company’s independent auditor fee pre-approval policy provides for an annual process through which the Audit Committee evaluates and pre-approves the nature, scope and fees associated with the annual audit of the Company’s financial statements and other audit related services. The Audit Committee pre-approves all other audit and permissible non-audit services provided by our independent auditors on a case-by-case basis. These services may include audit services, audit related services, tax services and other permissible services. None of the services described below under the captions “Audit-Related Fees” and “Tax Fees” was approved by the Audit Committee pursuant to the provisions of paragraph (c)(7)(i)(C) of Rule 2-01 of Regulation S-X.

Aggregate fees billed to the Company for the fiscal years ended July 29, 2006 and July 30, 2005 by the Company’s principal accounting firm, Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates are as follows:

	2006	2005

Audit Fees(a)	$2,491,405	$2,570,600
Audit Related Fees(b)	5,000	93,986
Tax Fees(c)	88,617	42,437
All Other Fees	—	—

Total	$2,585,022	$2,707,023

(a)	Audit Fees for each of fiscal 2006 and 2005 consist of fees and expenses for professional services in connection with the audit of the annual financial statements, reviews of the Company’s quarterly reports filed on Form 10-Q and reviews of registration statements and other periodic filings with the Securities and Exchange Commission. Amounts also include fees for professional services rendered for the audits of (i) management’s assessment of the effectiveness of internal control over financial reporting and (ii) the effectiveness of internal control over financial reporting, both as promulgated by Section 404 of the Sarbanes-Oxley Act.

(b)	Audit Related Fees for fiscal 2006 consist of fees for consultation on certain procedures performed by the Company that were not directly related to the audit. Audit Related Fees for fiscal 2005 include fees for advisory services related to the Company’s documentation of internal control policies and procedures over financial reporting in connection with Section 404 of the Sarbanes-Oxley Act of 2002 and the audits of the Company’s employee benefit and health plans.

(c)	Tax Fees include fees for tax research and tax planning services.

PROPOSAL 2

APPROVAL OF AMENDMENT TO
THE DYCOM INDUSTRIES, INC.
2003 LONG-TERM INCENTIVE PLAN

At its October 17, 2006 meeting, the Compensation Committee unanimously approved an amendment to the Dycom Industries, Inc. 2003 Long-Term Incentive Plan (the “2003 Plan”), which amendment was subsequently adopted by the Board of Directors and is subject to the approval thereof by the shareholders of the Company at the Annual Meeting. A description of the 2003 Plan, which was previously approved by shareholders of the Company at the Annual Meeting held on November 25, 2003, is included below.

Subject to approval by the shareholders, the amendment will increase the aggregate number of shares of Company common stock available for issuance under the 2003 Plan by 2,000,000 shares. At October 2, 2006 there were 1,126,584 shares available for grant under the 2003 Plan. Based on the current level of annual award grants under the 2003 Plan, the Company believes that this increase will provide a sufficient number of shares to grant annual equity based awards to eligible key employees and officers through the 2013 fiscal year.

Recommendation

The Board of Directors has unanimously approved the amendment to the 2003 Plan and the reservation of additional shares of common stock of the Company for issuance under the 2003 Plan and recommends that Shareholders vote “FOR” the amendment to the 2003 Plan and the reservation of additional shares for issuance thereunder.

Description of the 2003 Long-Term Incentive Plan

Purposes.  The purposes of the 2003 Plan are to attract, retain and motivate highly qualified key employees and officers of the Company and its subsidiaries, to promote the long-term success of the Company and its subsidiaries and to increase stockholder value by providing eligible key employees and officers with incentives to contribute to the long-term growth and profitability of the Company.

Eligible Individuals.  The Compensation Committee of the Board (the “Committee”) grants awards under the 2003 Plan to key employees or officers of the Company or its subsidiaries with the potential to contribute to the future success of the Company or its subsidiaries. Approximately 300 employees, including officers, are potentially eligible for awards under the 2003 Plan. Members of the Committee are not eligible to receive awards under the 2003 Plan.

Shares Available Under the 2003 Long-Term Incentive Plan.  If Shareholders approve the amendment, the aggregate number of shares available for future awards under the 2003 Plan will be approximately 3,126,584 (subject to future forfeitures of outstanding awards). The aggregate number of shares available for issuance under the 2003 Plan may be proportionately adjusted in the sole discretion of the Committee in the event of certain changes in the Company’s capitalization or a similar transaction. Shares issued pursuant to the 2003 Plan may be authorized but unissued shares, treasury shares or any combination thereof. In accordance with the requirements under the regulations promulgated under Section 162(m) of the Internal Revenue Code (the “Code”), no eligible individual may receive awards with respect to an aggregate of more than 250,000 shares of common stock in any one-year period.

Administration.  The 2003 Plan is administered by the Committee. Subject to the terms of the 2003 Plan, the Committee will have full and final authority to select participants, grant awards and set forth the terms and conditions of such awards. The Committee also has the authority to take any other action desirable or necessary to interpret, construe or implement properly the provisions of the 2003 Plan or any related award document.

Award Document.  Each award will be evidenced by an award document issued by the Company.

Termination of Employment or Change in Control.  The Committee will specify, at or after the time of grant of an award, the effect, if any, that a participant’s termination of employment or a change in control of the Company will have on the disposition of or vesting, exercisability, payment, settlement or lapse of restrictions applicable to an award.

Option Awards.  The 2003 Plan authorizes the issuance of both incentive stock options, as defined in Section 422 of the Code, and nonqualified stock options. The terms of any incentive stock option under the 2003 Plan will comply in all material respects with the provisions of Section 422 of the Code and any regulations promulgated thereunder. The term of an option will be fixed by the Committee upon grant; provided, however, that the term may not exceed ten years. The vesting schedules of an option grant will be determined by the Committee at the date of grant and will be governed by the award documents.

Other Awards.  In addition to options, the Committee has the authority to grant and specify the terms and provisions of (i) restricted stock and restricted share units; (ii) performance based restricted stock and performance based restricted share units; (iii) stock appreciation rights; and (iv) any other forms of equity-based or equity-related awards not described above which the Committee determines to be consistent with the purpose of the 2003 Plan and the interests of the Company. Notwithstanding the foregoing, the restriction period with respect to an award of restricted stock or restricted share units may not be less than three years. Any awards granted under the 2003 Plan may be made singly or in combination or tandem with any other awards under the 2003 Plan or in combination with, in replacement of, or as alternatives to awards or rights under any other plan of the Company.

Performance-Based Awards.  The Committee may determine whether any award granted under the 2003 Plan is intended to be “performance-based compensation” as that term is used in Section 162(m) of the Code. Any such awards designated to be “performance-based compensation” will be conditioned on the achievement of one or more performance goals, to the extent required by Section 162(m) of the Code. The performance goals that may be used by the Committee for such awards will be based on financial goals such as net income, net revenue, cash flow, operating margin, operating revenue, pre-tax income, pre-tax operating income, operating income growth, return on assets, total shareholder return, share price, return on equity, diluted earnings per share or earnings per share growth, or a combination thereof as selected by the Committee, and quantifiable non-financial goals. Each participant is assigned a target award payable if target performance goals are achieved. The performance period applicable to a performance based award may not be less than one year. If a participant’s performance exceeds the target performance goals, awards may be greater than the target award, but may not exceed 200% of such participant’s target award. The Committee retains the right to reduce any award if it believes that individual performance does not warrant the award calculated by reference to the result.

Amendment and Termination of the 2003 Plan.  The Board or the Committee may amend, modify, suspend or terminate the 2003 Plan at any time, except that shareholder approval is required to (i) increase the maximum number of shares issuable under the 2003 Plan, (ii) materially amend or modify any materials term of the Plan, (iii) reprice any stock options or stock appreciation rights, or (iv) generally, to reduce the exercise price of any outstanding option or outstanding stock appreciation rights. No amendment or termination may adversely affect a participant’s rights with respect to previously granted awards without his or her consent.

Corporate Changes.  The existence of the 2003 Plan and any award documents does not affect or restrict in any way the right or power of the Company to effect corporate changes or acts. In the event of any change in the outstanding common stock by reason of a stock dividend, recapitalization, reorganization, merger, consolidation, stock split, combination or exchange of shares or any other significant corporate event affecting the common stock, the Committee, in its discretion, may make (i) such proportionate adjustments as it considers appropriate to prevent diminution or enlargement of the rights of participants under the 2003 Plan with respect to the aggregate number of shares of common stock for which awards in respect thereof may be granted under the 2003 Plan, the number of shares of common stock covered by each outstanding award and the exercise prices in respect thereof and/or (ii) such other adjustments as it deems appropriate.

Term of the 2003 Plan.  The 2003 Plan will remain in effect until November 25, 2013, unless earlier terminated by the Board. No awards may be granted under the 2003 Plan after November 25, 2013.

New Plan Benefits

It is not presently possible to determine the benefits or the amounts that will be granted to participants under the 2003 Plan in the future. For fiscal 2006, the equity based awards granted to the Named Executive Officers are set forth in the Summary Compensation Table on page 17 of the Proxy Statement. In fiscal 2006, the aggregate number of shares of performance based restricted stock and shares of time vesting restricted stock granted to employees was 284,739 shares and 53,268 shares, respectively.

U.S. Federal Income Tax Consequences

Nonqualified Stock Options

A participant will not recognize taxable income at the time a nonqualified stock option is granted. However, upon the exercise of a nonqualified stock option the participant will include as ordinary income an amount equal to the difference between the fair market value of the shares on the date of exercise (in most cases) and the participant’s purchase price. Upon the sale of the shares by the participant, any subsequent appreciation or depreciation in the value of the shares will be treated as short-term or long-term capital gain or loss depending upon how long the shares are held by the participant. The Company will be entitled to a deduction in connection with the exercise of a nonqualified stock option by a participant to the extent that the participant recognizes ordinary income provided that the deduction is not disallowed under Section 162(m) of the Code.

Incentive Stock Options

A participant will not recognize taxable income upon grant of an incentive stock option, and the Company will not be entitled to a deduction, upon the grant or exercise of an incentive stock option. The excess of the fair market value of each share over the option price at the date of exercise is an item of tax preference and may be subject to the alternative minimum tax. If the holding period requirements of Section 422 of the Code are met by the participant (i.e., no disposition of the shares is made by the participant within two years of the grant of the incentive stock option and within one year after the transfer of the shares to the participant), then any gain or loss recognized by the participant upon disposition of the shares will be treated as long-term capital gain or loss.

If the shares acquired upon exercise of an incentive stock option are disposed of prior to the expiration of either of the required holding periods, the participant will recognize ordinary income in the disposition year. The Company will receive a deduction at the time of the disqualifying disposition in the amount equal to the ordinary income recognized by the participant, subject to general rules pertaining to the reasonableness of compensation and Section 162(m) of the Code. In addition, long-term or short-term capital gain may be recognized by the participant.

Restricted Shares

The federal income tax consequences of awards of restricted shares are generally governed by Section 83 of the Code. Generally, a participant will not be taxed on an award of restricted shares until the award vests, unless the participant makes an election under Section 83(b) of the Code to be subject to taxation upon grant, rather than upon vesting. A Section 83(b) election must be made no later than 30 days following the date of grant. If the election is made, the participant will be subject to taxation on the fair market value of the shares on the date of grant.

If a participant does not make a Section 83(b) election, the participant will be subject to taxation based on the full fair market value of the shares included in the award, plus any cash distributed in lieu of fractional shares, at the time of vesting. The amount recognized as income by a participant, whether in connection with a Section 83(b) election or at the time of vesting, will be subject to ordinary income tax at the rates in effect at that time and will also be subject to all applicable employment tax withholdings.

Any capital gain or loss recognized by a participant will be either long term or short term.

The foregoing is not to be considered as tax advice to any person who may be a participant, and any such persons are advised to consult their own tax counsel.

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

As of October 2, 2006, the following table sets forth certain information regarding the beneficial ownership of common stock by each person known to the Company to be the beneficial owner (as determined under the rules of the Securities and Exchange Commission (the “SEC”)) of more than five percent (5%) of such shares, each director and nominee, each Named Executive Officer, and by all directors and executive officers of the Company as a group.

			Percent
	Number of Shares		Ownership of
	of Common Stock		Common Stock
	Beneficially		Beneficially
Name of Beneficial Owner(1)	Owned(2)(3)		Owned(4)

5% Stockholders:
FMR Corp.	7,267,584	(5)	17.89%
82 Devonshire Street
Boston, Massachusetts 02109
Royce & Associates, LLC	4,995,500	(6)	12.30%
1414 Avenue of the Americas
New York, New York 10019
Directors and Executive Officers:
Thomas G. Baxter	8,216		*
Charles M. Brennan, III	25,076		*
Charles B. Coe	3,395		*
Stephen C. Coley	8,374		*
Joseph M. Schell	58,788	(7)	*
Jack H. Smith	1,971		*
Tony G. Werner	26,524		*
Steven E. Nielsen	877,127		2.13%
Timothy R. Estes	339,569		*
Richard L. Dunn	120,897		*
Richard B. Vilsoet	35,397		*
H. Andrew DeFerrari	25,777		*
All directors and executive officers as a group (12 persons)	1,531,111		3.67%

*	Less than 1% of the outstanding common stock.

(1)	The address for each executive officer and director set forth above, unless otherwise indicated, is c/o Dycom Industries, Inc., 11770 U.S. Highway 1, Suite 101, Palm Beach Gardens, Florida 33408.

(2)	“Beneficial ownership” generally means any person who, directly or indirectly, has or shares voting or investment power with respect to a security or has the right to acquire such power within 60 days. The following shares subject to options exerciseable within 60 days of October 2, 2006 are included in the table: Mr. Baxter, 1,916 shares; Mr. Brennan, 12,000 shares; Mr. Coe, 1,958 shares; Mr. Coley, 6,000 shares; Mr. Schell, 13,000 shares; Mr. Smith, 1,500 shares; Mr. Werner, 24,000 shares; Mr. Nielsen, 610,048 shares; Mr. Estes, 247,937 shares; Mr. Dunn, 108,500 shares; Mr. Vilsoet, 25,000 shares; Mr. DeFerrari, 20,000 shares; and all directors and executive officers as a group, 1,071,859 shares.

(3)	The following shares of unvested time vesting and performance vesting restricted stock are included in the table: Mr. Nielsen, 75,579 shares; Mr. Estes, 53,235 shares; Mr. Dunn, 10,397 shares; Mr. Vilsoet, 10,397 shares; Mr. DeFerrari, 5,777 shares; and all directors and executive officers as a group, 155,385 shares. See “Management Compensation of Executive Officers — Executive Compensation” for a description of vesting requirements.

(4)	Calculated on the basis of 40,615,545 shares of common stock outstanding as of October 2, 2006, provided that any additional shares that a stockholder has the right to acquire within 60 days after October 2, 2006, are deemed to be outstanding for the purpose of calculating that stockholder’s percentage beneficial ownership.

(5)	Information regarding FMR Corp. and its affiliates is based solely on information disclosed in an amended Schedule 13G filed with the SEC on February 14, 2006 by FMR Corp. and Edward C. Johnson, III. The Schedule 13G indicates that, at December 31, 2005 (i) Fidelity Management & Research Company (“Fidelity”) a wholly owned subsidiary of FMR Corp. and registered investment advisor, was the beneficial owner of 7,263,484 shares of common stock as a result of acting as investment advisor to various investment companies, one of which, Fidelity Value Fund, held 3,906,100 shares; and (ii) Fidelity Management Trust Company, a bank that is wholly owned by FMR Corp., was the beneficial owner of 4,100 shares of common stock as a result of its serving as investment managers of institutional account(s). Edward C. Johnson, III, Chairman of FMR Corp. and FMR Corp., through its control of Fidelity, and the funds each has sole power to dispose of 7,263,484 shares owned by the funds. The board of trustees of each of the funds has sole power to vote or direct the voting of the shares held by the fund. Edward C. Johnson, III and FMR Corp., through its control of Fidelity Management Trust Company, each has sole dispositive power over 4,100 shares and sole power to vote or to direct the voting of 4,100 shares. Members of the family of Edward C. Johnson 3rd, through their ownership of voting common stock of FMR Corp. and the execution of a stockholders agreement, may be deemed to form a controlling group with respect to FMR Corp.

(6)	Information regarding Royce & Associates, LLC is based solely on information provided on the Schedule 13G filed with the SEC by Royce & Associates, LLC on January 18, 2006. Royce & Associates, LLC claims sole voting and dispositive power over 4,995,500 shares.

(7)	Shares are held in the Joseph M. & Deborah H. Schell TTEES U/A DTD 06/26/2001 Schell Revocable Trust. Mr. And Ms. Schell each have power to act on behalf of the trust, either separately or together.

MANAGEMENT COMPENSATION OF EXECUTIVE OFFICERS

Executive Compensation

The following table provides certain summary information concerning compensation paid or accrued by the Company for services rendered during each of the last three fiscal years by the Company’s Chief Executive Officer and our other executive officers whose compensation exceeded $100,000 (the “Named Executive Officers”).

SUMMARY COMPENSATION TABLE

					Long Term
		Annual Compensation			Compensation Awards
				Other			Securities
	Fiscal			Annual	Restricted		Underlying	All Other
Name and Principal Position	Year	Salary	Bonus	Compensation	Stock		Options(#)(5)	Compensation(6)

Steven E. Nielsen	2006	$624,000	$—	—	$549,973	(1)	—	$3,482
President and	2005	600,000	484,220	—	—		75,000	3,558
Chief Executive Officer	2004	560,096	549,000	$2,492	$2,801,000	(2)	68,000	3,563
Timothy R. Estes	2006	$436,800	$275,000	—	$374,965	(1)	—	$5,146
Executive Vice President and	2005	420,000	352,801	—	1,477,445	(3)	50,000	4,877
Chief Operating Officer	2004	407,692	400,000	—	—		50,000	4,941
Richard L. Dunn	2006	$286,000	$65,000	—	$224,991	(4)	—	$5,094
Senior Vice President and	2005	275,000	88,200	—	—		20,000	5,075
Chief Financial Officer	2004	254,808	100,000	—	—		20,000	4,587
Richard B. Vilsoet	2006	$250,000	$100,000	—	$224,991	(4)	—	$1,837
Vice President, General Counsel	2005	57,692	28,500	—	—		25,000	140
and Corporate Secretary
H. Andrew DeFerrari	2006	$170,000	$55,000	—	$125,015	(4)	—	$2,986
Vice President and	2005	150,000	75,000	—	—		10,000	1,113
Chief Accounting Officer	2004	7,500	15,000	—	—		10,000	—

(1)	On January 26, 2006, the Company granted Mr. Nielsen and Mr. Estes restricted stock awards consisting of shares of performance vesting restricted stock with a target number of shares and value based on the closing price ($23.83) of a share of Company common stock on the NYSE Composite Transaction Tape on the date of grant (January 26, 2006) as follows: Mr. Nielsen 23,079 shares/$549,973 and Mr. Estes 15,735 shares/$374,965. The shares are subject to the Company achieving certain annual goals (the “Annual Goals”) established by the Compensation Committee (the “Target Award”). The Annual Goals are pre-established performance measures based upon (a) pre-tax income before asset impairment and amounts recorded for performance vesting restricted stock compensation as a percentage of contract revenues and (b) the ratio of operating cash flow to net income before asset impairment and any amounts recorded for performance vesting restricted stock compensation. Each of Mr. Nielsen’s and Mr. Estes’ Target Award will vest in three installments subject to the Company achieving the Annual Goals for the twelve month period ending October 28, 2006 and in each of fiscal years 2007 and 2008. In the event the Company achieves the Annual Goals with respect to a performance period and the Company also achieves additional goals established by the Compensation Committee for the following periods: in respect of the twelve month period ending on October 28, 2006, the twelve month period ending on October 28, 2006; in respect of fiscal year 2007, fiscal years 2006 and 2007; and in respect of fiscal year 2008, fiscal years 2006 through 2008, each of Mr. Nielsen and Mr. Estes will vest in up to an additional 100% of the number of shares of his Target Award that vested in such annual performance period. These additional goals are pre-established performance measures for the indicated period based upon (a) pre-tax income before asset impairment and amounts recorded for performance vesting restricted stock compensation as a percentage of contract revenues and (b) the ratio of operating cash flow to net income before asset impairment and amounts recorded for performance vesting restricted stock compensation. The value of the performance vesting restricted stock on July 29, 2006 based on the closing price ($18.39) of a share of Company common stock on the NYSE Composite Transaction Tape on July 28, 2006 was Mr. Nielsen — $424,423 and Mr. Estes — $289,367. The terms of the restricted stock awards entitle the holder to all of the rights of a shareholder of the Company, including the right to receive any cash dividends that are declared with respect to Company common stock.

(2)	The time vesting restricted stock award of 105,000 shares vests at the rate of 25% on December 31, 2004, 2005, 2006 and 2007 and will be fully vested and immediately exercisable in the event Mr. Nielsen’s employment with the Company is terminated under certain conditions during the 13 months immediately following a “change of control.” The number of shares of unvested restricted stock and value of such restricted stock on July 29, 2006 were 52,500 shares and $965,475, respectively based on the closing price ($18.39) of a share of Company common stock on the NYSE composite transaction tape on July 28, 2006. The terms of the restricted stock award entitle the holder to all of the rights of a shareholder of the Company, including the right to receive any cash dividends that are declared with respect to Company common stock.

(3)	The time vesting restricted stock award of 50,000 shares vests at the rate of 25% on each of December 31, 2005, 2006, 2007 and 2008 and will be fully vested and immediately exercisable in the event Mr. Estes’ employment with the Company is terminated under certain conditions during the 13 months immediately following a “change of control.” The number of shares of unvested restricted stock and value of such restricted stock on July 29, 2006 were 37,500 shares and $689,625, respectively, based on the closing price ($18.39) of a share of Company common stock on the NYSE composite transaction tape on July 28, 2006. The terms of the restricted stock award entitle the holder to all of the rights of a shareholder of the Company, including the right to receive any cash dividends that are declared with respect to Company common stock.

(4)	On December 14, 2005, the Company granted Mr. Dunn, Mr. Vilsoet and Mr. DeFerrari restricted stock awards consisting of shares of (i) time vesting restricted stock and (ii) performance vesting restricted stock. The number of shares and the share value of the time vesting restricted stock (based on the closing price ($21.64) of a share of Company common stock on the NYSE Composite Transaction Tape on the date of grant (December 14, 2005)) awarded was as follows: Mr. Dunn — 3,464 shares / $74,961; Mr. Vilsoet — 3,464 shares / $74,961; and Mr. DeFerrari — 2,312 shares / $50,032. The time vesting restricted stock awards vest at the rate of 25% on each December 14, 2006, 2007, 2008 and 2009. The target number of shares and the share value of the performance vesting restricted stock (based on the closing price ($21.64) of a share of Company common stock on the NYSE Composite Transaction Tape on the date of grant (December 14, 2005)) awarded was as follows: Mr. Dunn — 6,933 shares / $150,030; Mr. Vilsoet — $6,933 shares / $150,030; and Mr. DeFerrari — 3,465 shares / $74,983. The vesting of the performance vesting restricted stock is subject to the Company achieving annual goals (the “Annual Goals”) established by the Compensation Committee (the “Target Award”). The Annual Goals are pre-established performance measures based upon (a) pre-tax income before asset impairment and amounts recorded for performance vesting restricted stock compensation as a percentage of contract revenues and (b) the ratio of operating cash flow to net income before asset impairment and amounts recorded for performance vesting restricted stock compensation. Each of Mr. Dunn’s, Mr. Vilsoet’s and Mr. DeFerrari’s Target Award will vest in three installments subject to the Company achieving the Annual Goals in each of fiscal year 2006, 2007 and 2008. In the event the Company achieves the Annual Goals with respect to a relevant fiscal year and the Company also achieves additional goals established by the Compensation Committee for the trailing three fiscal year period ending in such fiscal year, each of Mr. Dunn, Mr. Vilsoet and Mr. DeFerrari will vest in up to an additional 100% of the number of shares of his Target Award that vested in such annual performance period. These additional goals are pre-established performance measures for the indicated period based upon (a) pre-tax income before asset impairment and amounts recorded for performance vesting restricted stock compensation as a percentage of contract revenues and (b) the ratio of operating cash flow to net income before asset impairment and amounts recorded for performance vesting restricted stock compensation. The value of the time vesting restricted stock on July 29, 2006 based on the closing price ($18.39) of a share of Company common stock on the NYSE Composite Transactions Tape on July 28, 2006 were Mr. Dunn — 3,464 shares / $63,703; Mr. Vilsoet — 3,464 shares / $63,703; and Mr. DeFerrari — 2,312 shares / $42,518. The value of the performance vesting restricted stock on July 29, 2006 based on the closing price ($18.39) of a share of Company common stock on the NYSE Composite Transactions Tape on July 28, 2006 were Mr. Dunn — 6,933 shares / $127,498; Mr. Vilsoet — 6,933 shares / $127,498; and Mr. DeFerrari — 3,465 shares / $63,721. The terms of the restricted stock awards entitle the holder to all of the rights of a shareholder of the Company, including the right to receive any cash dividends that are declared with respect to Company common stock.

(5)	The Company did not award stock options to its Named Executive Officers in the fiscal year ending July 29, 2006.

(6)	All other compensation for fiscal year 2006 consists of (i) contributions by the Company to the Dycom retirement savings plan (Mr. Nielsen — $1,536; Mr. Estes — $3,300; Mr. Dunn — $3,248; Mr. Vilsoet — $115; Mr. DeFerrari — $1,812 ) and (ii) premiums paid by the Company for group term life insurance and long-term disability (Mr. Nielsen — $1,946; Mr. Estes — $1,846; Mr. Dunn — $1,846; Mr. Vilsoet — $1,722; Mr. DeFerrari — $1,174).

AGGREGATE STOCK OPTION EXERCISES IN LAST FISCAL YEAR
AND YEAR-END VALUE TABLE

The following table sets forth additional information with respect to the Named Executive Officers of the Company concerning the exercise of options during fiscal 2006 and unexercised options held as of July 29, 2006.

			Number of Securities		Value of Unexercised
			Underlying Unexercised		In-the-Money Options
	Shares Acquired	Value	Options at July 29, 2006(#)		at July 29, 2006(1)
Name	on Exercise(#)	Realized	Exercisable	Unexercisable	Exercisable	Unexercisable

Steven E. Nielsen	—	—	592,997	18,750	$559,675	$85,313
President and Chief Executive Officer
Timothy R. Estes	—	—	235,437	12,500	$358,524	$56,875
Executive Vice President and Chief Operating Officer
Richard L. Dunn	—	—	104,750	3,750	$82,588	$17,063
Senior Vice President and Chief Financial Officer
Richard B. Vilsoet	—	—	25,000	—	—	—
Vice President, General Counsel and Secretary
H. Andrew DeFerrari	—	—	20,000	—	—	—
Vice President and Chief Accounting Officer

(1)	The closing market value of the Company’s common stock on July 28, 2006, as reported on the NYSE Composite Transactions Tape, was $18.39.

EQUITY COMPENSATION PLAN INFORMATION

The following table gives information about common stock of the Company that may be issued under the Company’s existing equity compensation plans as of July 29, 2006, including the 1991 Stock Option Plan, the 1998 Option Plan, the 2001 Directors Stock Option Plan, the 2002 Directors Restricted Stock Plan and the 2003 Plan, all of which were approved by the Company’s shareholders. No further options will be granted under the 1991 Stock Option Plan or the 1998 Option Plan.

In addition to common stock of the Company issuable under the equity compensation plans referenced above, the following table also gives information about common stock of the Company that may be issued upon the exercise of certain stock options that were granted to the Company’s non-employee directors pursuant to a stock option granting arrangement approved by the Board of Directors on January 10, 1994 (the “1994 Directors Stock Option Arrangement”) but never approved by the Company’s shareholders. This arrangement involved a one-time grant of options to purchase 12,000 shares of the Company’s common stock to each of the Company’s then and future non-employee directors at an exercise price equal to the closing stock price on the date of grant. After adjustment for two 3 for 2 stock splits the aggregate number of shares underlying the options granted pursuant to this arrangement was 135,000. The options granted under this arrangement vested over a three-year period. The 1994 Directors Stock Option Arrangement has been terminated and no further options will be granted under this arrangement.

(c)
Number of
	(a)		securities remaining
	Number of	(b)	available for future issuance
	securities to be issued	Weighted-average	under equity
	upon exercise	exercise price	compensation plans
	of outstanding	of outstanding	(excluding securities
	options, warrants	options, warrant	reflected in
Plan category	and rights	and rights	column (a))

Equity compensation plans approved by security holders	3,051,692	$28.50	1,354,810
Equity compensation plans not approved by security holders(1)	12,000	$37.19	—

Total	3,063,692	$28.53	1,354,810

(1)	Reflects shares issuable upon the exercise of options granted to the Company’s non-employee directors pursuant to the 1994 Directors Stock Option Arrangement.

EMPLOYMENT AGREEMENTS

Nielsen Employment Agreement

Effective as of November 25, 2003, the Company entered into an amended and restated employment agreement with Steven E. Nielsen (the “Nielsen Employment Agreement”). Pursuant to the Nielsen Employment Agreement, Mr. Nielsen continues to serve as President and Chief Executive Officer of the Company. The Nielsen Employment Agreement provides for a term of employment that began on November 25, 2003 and continues until May 15, 2008. Under the terms of the Nielsen Employment Agreement, Mr. Nielsen is provided with the following compensation: (i) an annual base salary of $575,000 (subject to increase by the Compensation Committee of the Board of Directors); (ii) an annual bonus as determined by the Board of Directors and with a target of 100% of his base salary; (iii) eligibility to participate in all employee benefit plans or programs of the Company; (iv) a grant of 105,000 restricted shares of the Company’s common stock; and (v) a grant of 68,000 stock options to purchase the Company’s common stock.

Upon the Company’s termination of Mr. Nielsen’s employment without “cause” or upon Mr. Nielsen’s resignation for “good reason” during the employment term, Mr. Nielsen will be entitled to a cash severance payment equal to three times the sum of his annual base salary then in effect, plus the highest bonus paid to him during the three fiscal years immediately preceding such termination or resignation and, in the event that such termination or resignation occurs (or Mr. Nielsen dies or becomes disabled) on or before December 31, 2004, 30,000 of his restricted shares of Company common stock will fully and immediately vest upon the occurrence of such event. This cash severance payment will be payable as soon as administratively practical in substantially equal installments over the 18-month period following termination or resignation. In the event the Company fails to renew the Nielsen Employment Agreement following the expiration of the employment term on substantially no less favorable terms to Mr. Nielsen, Mr. Nielsen will be entitled to a cash severance payment equal to his annual base salary then in effect, plus the highest bonus paid to him during the three fiscal years immediately preceding such non-renewal of the agreement. This cash severance payment will be payable as soon as administratively practical in substantially equal installments over the 12-month period following such non-renewal of the agreement. In addition, Mr. Nielsen and his dependents will continue to participate in the Company’s health and welfare plans during any severance payment period. If Mr. Nielsen resigns without “good reason” or the Company terminates his employment for “cause,” he will not be entitled to any severance pay.

If during the 13-month period immediately following a “change of control” Mr. Nielsen’s employment is terminated without cause or Mr. Nielsen resigns for good reason, all outstanding and unvested stock options and shares of restricted stock granted by the Company to Mr. Nielsen on or after November 25, 2003 will fully and immediately vest. The agreement further provides that all outstanding and unvested stock options granted by the Company to Mr. Nielsen under the 1998 Option Plan will fully and immediately vest upon the occurrence of a change of control. Also, any portion of a cash severance payment which remains unpaid at the time of a change of control will be paid in a lump sum within five (5) days of the occurrence of such event. If any severance payment would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Service Code (the “Code”) the Company will pay Mr. Nielsen a gross-up payment such that the net amount of the severance payment retained by Mr. Nielsen after the deduction of any excise tax will be equal to the amount of such payment prior to the imposition of such excise tax. Mr. Nielsen is subject to noncompete and nondisclosure of proprietary information covenants under the agreement.

Estes Employment Agreement

Effective as of November 4, 2004, the Company entered into an amended and restated employment agreement with Timothy R. Estes (the “Estes Employment Agreement”). Pursuant to the Estes Employment Agreement, Mr. Estes continues to serve as Executive Vice President and Chief Operating Officer of the Company. The Estes Employment Agreement provides for a term of employment that began on November 4, 2004 and continues until December 31, 2008. Under the terms of the Estes Employment Agreement, Mr. Estes is provided with the following compensation: (i) an annual base salary of $420,000 (subject to increase by the Compensation Committee of the Board of Directors); (ii) an annual bonus as determined by the Board of Directors and with a target of 100% of his base salary; (iii) eligibility to participate in all employee benefit plans or programs of the Company; (iv) a grant of 50,000 restricted shares of the Company’s common stock; and (v) a grant of 50,000 stock options to purchase the Company’s common stock.

Upon the Company’s termination of Mr. Estes’s employment without “cause” or upon Mr. Estes’s resignation for “good reason” during the employment term, Mr. Estes will be entitled to a cash severance payment equal to two times the sum of his annual base salary then in effect, plus the highest bonus paid to him during the three fiscal years immediately preceding such termination or resignation and, in the event that such termination or resignation occurs (or Mr. Estes dies or becomes disabled) on or before December 31, 2005, 3,500 of his restricted shares of Company common stock will fully and immediately vest upon the occurrence of such event. This cash severance payment will be payable as soon as administratively practical in substantially equal installments over the 18-month period following termination or resignation. In the event the Company fails to renew the Estes Employment Agreement following the expiration of the employment term on substantially no less favorable terms to Mr. Estes, Mr. Estes will be entitled to a cash severance payment equal to his annual base salary then in effect, plus the highest bonus paid to him during the three fiscal years immediately preceding such non-renewal of the agreement. This cash severance payment will be payable as soon as practical in substantially equal installments over the 12-month period following such non-renewal of the agreement. In addition, Mr. Estes and his dependents will continue to participate in the Company’s health and welfare plans during any severance payment period. If Mr. Estes resigns without “good reason” or the Company terminates his employment for “cause,” he will not be entitled to any severance pay.

If during the 13-month period immediately following a “change of control” Mr. Estes’s employment is terminated without cause or Mr. Estes resigns for good reason, all shares of restricted stock granted under the Estes Employment Agreement and all outstanding and unvested stock options granted by the Company to Mr. Estes on or after November 4, 2004 will fully and immediately vest. The agreement further provides that all outstanding and unvested stock options granted by the Company to Mr. Estes under the 1998 Option Plan will fully and immediately vest upon the occurrence of a change of control. Also, any portion of a cash severance payment which remains unpaid at the time of a change of control, will be paid in a lump sum within five (5) days of the occurrence of such event. If any severance payment would be subject to the excise tax imposed by Section 4999 of the Code the Company will pay Mr. Estes a gross-up payment such that the net amount of the severance payment retained by Mr. Estes after the deduction of any excise tax will be equal to the amount of such payment prior to the imposition of such excise tax. Mr. Estes is subject to noncompete, nonsolicitation and nondisclosure of proprietary information covenants under the agreement.

Dunn Employment Agreement

The Company entered into an employment agreement with Richard L. Dunn, effective as of January 28, 2000 and amended as of January 28, 2003 (the “Dunn Employment Agreement”). Pursuant to the Dunn Employment Agreement, Mr. Dunn serves as Senior Vice President and Chief Financial Officer of the Company. The employment agreement between Mr. Dunn and the Company provides for a term of employment that began on

January 28, 2000 and continues until January 28, 2004, provided, however, that the term of employment is automatically extended for additional one-year periods unless written notice of either party’s notice of non-renewal has been given to the other party at least 60 days prior to the expiration of the then effective term. Under the terms of the employment agreement, Mr. Dunn is provided with the following: (i) a minimum annual base salary of $215,000; (ii) an annual bonus equal to an amount between 20% and 50% of his base salary, if certain performance measures are met, as determined within the sole discretion of the Board of Directors; and (iii) eligibility to participate in all employee benefit plans or programs of the Company, including, without limitation, the 2003 Plan. Upon the Company’s termination of Mr. Dunn’s employment without “cause,” Mr. Dunn will be entitled to the payment of his annual base salary then in effect for a period of twelve (12) months. This severance payment will be payable at such intervals as the same would have been paid had Mr. Dunn remained in the active service of the Company. In addition, the Company will provide Mr. Dunn and his eligible dependents with group medical and life insurance benefits during the period he is receiving severance payments (provided that such benefits will cease earlier if he becomes eligible for similar coverage with a new employer). If Mr. Dunn resigns or the Company terminates his employment for “cause,” he will not be entitled to severance pay. Furthermore, Mr. Dunn is subject to noncompete and nondisclosure of proprietary information covenants.

Vilsoet Employment Agreement

Effective as of May 5, 2005, the Company entered into an employment agreement with Richard Vilsoet (the “Vilsoet Employment Agreement”). Pursuant to the Vilsoet Employment Agreement, Mr. Vilsoet serves as General Counsel of the Company. The Vilsoet Employment Agreement provides for an initial term of employment that began on May 9, 2005 and continues until May 9, 2009. The initial term is automatically renewed for additional 12-month periods unless either party gives prior notice of nonrenewal. Under the terms of the Vilsoet Employment Agreement, Mr. Vilsoet is provided with the following compensation: (i) an annual base salary of $250,000 (subject to increase by the Board of Directors); (ii) an annual bonus equal to an amount between 20% and 50% of his base salary, if certain performance measures are met, as determined within the sole discretion of the Board of Directors; (iii) eligibility to participate in all employee benefit plans or programs of the Company, including, without limitation, the 2003 Plan; and (v) an initial grant under the 2003 Plan of 25,000 stock options to purchase the Company’s common stock.

Upon the Company’s termination of Mr. Vilsoet’s employment without “cause,” Mr. Vilsoet will be entitled to payment of his annual base salary then in effect for a period of (i) 24 months if the Company terminates his employment on or before May 9, 2007, or (i) 12 months if the Company terminates his employment after May 9, 2007, or such greater amount as he may be entitled to under the Company’s severance plan. In addition, the Company will provide Mr. Vilsoet and his eligible dependents with group medical and life insurance benefits during the period he is receiving severance payments (provided that such benefits will cease earlier if he becomes eligible for similar coverage with a new employer). In the event of a “change in control,” all outstanding options granted under the Vilsoet Employment Agreement will fully and immediately vest. If Mr. Vilsoet resigns or the Company terminates his employment for “cause,” he will not be entitled to severance pay. Mr. Vilsoet is subject to noncompete, non-solicitation, and nondisclosure of proprietary information covenants under the agreement.

DeFerrari Employment Agreement

The Company entered into an employment agreement with H. Andrew DeFerrari, effective as of July 14, 2004 and amended as of July 14, 2006 (the “DeFerrari Employment Agreement”). Pursuant to the DeFerrari Employment Agreement, Mr. DeFerrari serves as the Chief Accounting Officer of the Company. The DeFerrari Employment Agreement provides for an initial term of employment that began on July 14, 2004 and continues until July 14,

2006. The initial term is automatically renewed for additional 12 month periods unless either party gives prior notice of nonrenewal. Under the terms of the DeFerrari Employment Agreement, Mr. DeFerrari is provided with the following compensation: (i) an annual base salary of $150,000 (subject to increase by the Board of Directors); (ii) an annual bonus equal to an amount between 20% and 50% of his base salary, if certain performance measures are met, as determined within the sole discretion of the Board of Directors; (iii) eligibility to participate in all employee benefit plans or programs of the Company, including, without limitation, the 2003 Plan; and (v) an initial grant under the 2003 Plan of 10,000 stock options to purchase the Company’s common stock.

Upon the Company’s termination of Mr. DeFerrari’s employment without “cause,” Mr. DeFerrari will be entitled to payment of his annual base salary then in effect for a period of 12 months if the Company terminates his employment. In addition, the Company will provide Mr. DeFerrari and his eligible dependents with group medical and life insurance benefits during the period he is receiving severance payments (provided that such benefits will cease earlier if he becomes eligible for similar coverage with a new employer). In the event of a “change in control,” all outstanding options granted under the DeFerrari Employment Agreement will fully and immediately vest. If Mr. DeFerrari resigns or the Company terminates his employment for “cause,” he will not be entitled to severance pay. Mr. DeFerrari is subject to noncompete, non-solicitation, and nondisclosure of proprietary information covenants under the agreement.

REPORT ON EXECUTIVE COMPENSATION

The Compensation Committee (the “Committee”) of the Board of Directors of the Company (the “Board”) is a standing committee of the Board and is composed of outside directors within the meaning of Section 162(m) of the Code. In addition, each member of the Committee is “independent” as defined in the current listing standards of the New York Stock Exchange and is a “non-employee” director for purposes of Section 16(b) of the Securities and Exchange Commission. The primary purpose of the Committee is to discharge the responsibilities of the Board relating to all compensation, including equity compensation, of the Company’s Chief Executive Officer and its other senior officers. The Committee also has overall responsibility for evaluating and making recommendations to the Board regarding the compensation of the Company’s directors and with respect to the equity based incentive plans and other compensation programs and policies of the Company. The Committee from time to time retains independent consultants to assist the Committee in fulfilling its responsibilities. The Committee operates under a written charter adopted by the Board. A copy of the charter is available on the Company’s website at www.dycomind.com. The Committee’s recommendations are subject to approval by the full Board. The following report is submitted by the Committee regarding compensation paid to the Named Executive Officers during the 2006 fiscal year.

Compensation Policy

The compensation program of the Company is designed to (1) allow the Company to attract, motivate and retain the highest quality executives, (2) align their financial interests with those of the Company’s shareholders and (3) reward behaviors that enhance shareholder return. The program is intended to place a substantial amount of executive compensation “at risk” based on the performance of the Company, its subsidiaries and the executive.

The Company’s compensation program for its senior officers and key employees, including the Named Executive Officers, consists of three major components: (i) annual salary; (ii) short-term performance-based incentives; and (iii) long-term equity-based incentives. The Committee believes that the Company’s mix of cash and equity-based compensation appropriately aligns the executives’ interests with that of the Company’s shareholders and promotes equity ownership in the Company among senior officers and key employees. Short-term performance-based incentives consist of annual cash awards based on the achievement of certain pre-established individual and Company performance goals. Long-term, equity-based compensation for senior officers and key employees is in the form of stock options and/or restricted stock awards that are granted under the 2003 Plan.

Each year the Committee reviews recommendations for the base salary, annual incentive bonus awards and equity-based compensation for each of the Company’s senior officers. The recommended levels of compensation are submitted by the Chief Executive Officer and reflect the competitive pay practices of other companies, job responsibility, past performance and the need to attract, retain and reward executive talent. The Committee then assesses the performance of the Company and each respective senior officer to set actual compensation relative to the recommendations.

In 2006, the Committee consulted with independent compensation consultants, Mercer Human Resource Consulting and Frederic W. Cook & Co., to determine the extent to which the Company’s executive compensation levels are competitive with those of its peers.

Executive Officer Compensation Guidelines

Base Salary Adjustments

The Committee reviews, on an annual basis, salary recommendations for the Company’s senior officers. In making these decisions, the Committee reviews each executive’s performance, market compensation levels for comparable positions, the Company’s performance goals and objectives and other relevant information. The recommendations are submitted by the Chief Executive Officer and are based on the individual’s performance and general market conditions. Salary levels are intended to recognize the challenge of different positions taking into consideration the type of activity of the position, the responsibility associated with the job and the relative size of the operation.

Performance-Based Annual Incentive Bonus Awards

In addition to paying a base salary, the Company provides for cash incentive compensation as a component of overall compensation for the Company’s senior officers. Incentive compensation as a component of overall compensation is tied to individual performance and the Company’s financial performance, usually with a heavy emphasis on the profitability of the Company. For the 2006 fiscal year, the target incentive compensation pool was established by formula based upon the Company’s consolidated financial performance. The fiscal year 2006 key financial performance measures were total revenue and income before income taxes. Individual incentive compensation awards are recommended by the Chief Executive Officer for consideration and approval by the Committee.

Equity-Based Compensation

The Committee’s policy is that a portion of each senior officer’s compensation should be “at risk” based on the performance of the Company, its subsidiaries and the respective officer so as to align the financial interests of the Company’s senior officers with those of the Company’s shareholders and the performance of the Company’s common stock. The Committee believes that providing senior officers with an opportunity to acquire a financial interest in the Company’s performance (through grants of restricted stock, stock options and other equity-based compensation) will incent and reward senior officers for job performance which enhances shareholder returns. The Company adopted its 2003 Plan at its 2003 Annual Shareholders Meeting on November 25, 2003 and amended such plan on August 30, 2004. Under the 2003 Plan, the Committee may award equity-based compensation to senior officers and key employees. Participants are selected based on their significant contributions or anticipated contributions to the Company. Awards under the 2003 Plan may be in the form of either statutory or non-statutory stock options, restricted stock (or restricted stock units), performance shares (or performance share units), or other awards that are based on the value of the Company’s common shares. The Company grants stock options with an exercise price per share equal to the fair market value per share on the date of grant. The employee is rewarded only to the extent that the Company’s share price increases following the date of grant. Subject to a requirement of continued employment, the options become exercisable in equal installments over a period of four years after the date of grant.

For fiscal year 2006, the Committee granted the senior officers and other key employees restricted stock awards consisting of (i) shares of performance vesting restricted stock subject to the Company achieving annual pre-tax income goals and annual operating cash flow ratio goals (the “Annual Goals”) established by the Committee (the “Target Award”) and (ii) time vesting restricted stock awards which vest at the rate of 25% on each of December 14, 2006, 2007, 2008 and 2009. With respect to the performance vesting restricted stock, each Target Award will vest in three installments subject to the Company achieving the Annual Goals in each of fiscal year 2006, 2007 and 2008. In the event the Company achieves the Annual Goals with respect to a relevant fiscal year and the Company also achieves pre-tax income goals and operating cash flow ratio goals established by the Committee for the trailing three fiscal year period ending in such fiscal year (in the case of Mr. Nielsen and Mr. Estes, in respect of the twelve month performance, period ending on October 28, 2006, the twelve month period ending on October 28, 2006; in respect of fiscal year 2007, the trailing two fiscal year period ending in fiscal year 2007; and in respect of fiscal year 2008, the trailing three fiscal year period ending in fiscal year 2008), each senior officer will vest in up to an additional 100% of the amount of his Target Award that vested in such fiscal year. The performance periods for the Company’s other senior officers differ from Mr. Nielsen’s and Mr. Estes’ because of the Committee’s intention that Mr. Nielsen’s and Mr. Estes’ Target Award be deductible under Section 162(m) of the Code. The terms of the restricted stock awards entitle the holder to all of the rights of a shareholder of the Company, including the right to receive any cash dividends that are declared with respect to the restricted stock.

Other Considerations with Respect to the Chief Executive Officer’s Compensation

In establishing Mr. Nielsen’s compensation for fiscal 2006, the Committee applied the principles outlined above in a similar manner to those applied to the other senior officers. The annual total compensation for Mr. Nielsen is set by the Committee with the goal of providing him with a competitive base salary amount and an annual cash incentive award which is consistent with individual and Company performance.

The base salary amount is set forth in the Nielsen Employment Agreement (as described herein) and is based upon a comparison with other peer group companies with which the Company competes for executive talent pursuant to information provided to the Committee by the compensation consultants. In accordance with this criteria and in connection with Nielsen Employment Agreement, the Committee increased Mr. Nielsen’s base salary from the $624,000 per annum a level which had been in effect since July 31, 2005 to $680,000 per annum, effective as of July 30, 2006, which represents an increase of approximately 9%.

The annual incentive award is based upon a pre-established combination of the Company’s overall financial performance and Mr. Nielsen’s individual performance. The fiscal year 2006 pre-established financial performance measures were total revenue, operating cash flow, profit before income taxes and net income, both of the latter two measures being adjusted for asset impairments. Mr. Nielsen’s annual incentive award was calculated as a specified percentage (the “Annual Incentive Payout Ratio”) of the amount by which income before taxes, adjusted for asset impairments, exceeds a preset threshold of contract revenues. This threshold is set at or above the level of long-term performance of the Company’s peer companies. The Annual Incentive Payout Ratio was determined by assessing operating cash flow relative to net income, adjusted for asset impairments, with a lower payout associated with lower ratios. Mr. Nielsen receives an annual incentive award only if the award as calculated according to the foregoing guidelines equals or exceeds 10% of his fiscal 2006 base salary. In the event the award as calculated is less than 10% of Mr. Nielsen’s 2006 base salary, he will not receive an annual incentive award. The maximum annual incentive award payable to Mr. Nielsen for fiscal year 2006 is 125% of his base salary. The Compensation Committee may, in its discretion, reduce the amount of any incentive compensation award determined by the above calculation. Based on the performance criteria outlined above, Mr. Nielsen received no annual incentive award for fiscal year 2006.

As described above, the Committee believes that a portion of the compensation for the Chief Executive Officer, like the compensation of other senior officers of the Company, should be in the form of annual performance-based incentives that align investors’ and the Chief Executive Officer’s interests through common share ownership in the Company. For fiscal year 2006, the Committee granted Mr. Nielsen 23,079 shares of performance vesting restricted stock under the 2003 Plan. As discussed above, these shares will vest in three installments subject to the Company achieving specified levels of performance for the 12-month period ending on October 28, 2006 and in each of fiscal year 2007 and 2008. In the event the Company achieves the goals established by the Committee for the 12-month period ending on October 28, 2006, (in respect of the 12-month period ending October 28, 2006); for the trailing two fiscal year period ending in fiscal year 2007 (in respect of the fiscal year 2007); and for the trailing three fiscal year period ending in fiscal year 2008 (in respect of fiscal year 2008), Mr. Nielsen will vest in up to an additional 100% of the amount of his Target Award that vested in such fiscal year.

Compensation Deductibility Policy

Section 162(m) of the Code precludes a public corporation from taking a deduction for compensation in excess of $1 million for its chief executive officer or any of its four other highest paid executive officers, unless certain specific performance criteria are satisfied. The Company believes that the cash bonuses paid to executive officers under the Annual Incentive Plan will be fully deductible under Section 162(m). The Committee’s policy is to seek to maximize the deductibility of compensation in excess of $1 million per taxable year, in accordance with the requirements of Section 162(m) of the Code (and any regulations promulgated thereunder), paid to any of the executive officers, except to the extent that the Committee determines that compliance is not in the best interest of the Company or compliance with the requirements of Section 162(m) rules conflicts with the Company’s compensation philosophy of attracting and retaining key personnel by compensating them at competitive market rates, in which case the Committee will abide by the compensation philosophy, regardless of the tax impact of such actions. Any salary or other annual compensation paid or imputed to the individual senior officers covered by Section 162(m) that causes non-performance-based compensation to exceed the $1 million limit will not be deductible by the Company.

Review of all Components of Executive Compensation

The Committee has reviewed all components of the compensation of the Company’s Chief Executive Officer and the other senior officers, including base salary, bonus, annual incentive awards, and equity-based compensation, the dollar value to the executive and the cost to the Company of all perquisites and other personal benefits, the actual projected payout obligations under the Company’s executive retirement savings plan and under several potential severance and change-in-control scenarios.

The Committee’s Conclusion

Based on this review, the Committee finds the total compensation (and, in the case of the severance and change-in-control scenarios, the potential payouts) of the Company’s Chief Executive Officer and the other Named Executive Officers in the aggregate to be reasonable and not excessive.

Compensation Committee

Tony G. Werner, Chair
Thomas G. Baxter
Charles B. Coe

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Tony G. Werner, Thomas G. Baxter, and Charles B. Coe are members of the Compensation Committee. No member of the Compensation Committee is a current or former officer or employee of the Company. In addition, there are no compensation committee interlocks between the Company and other entities involving our executive officers and our Board members who serve as executive officers of those other entities.

PERFORMANCE PRESENTATION

Set forth below is a graph which compares the cumulative total returns for the Company’s common stock against the cumulative total return (including reinvestment of dividends) of the Standard & Poors (S&P) 500 Composite Stock Index and respective peer group indices for the last five fiscal years, assuming an investment of $100 in the Company’s common stock and each of the respective peer group indices noted on July 31, 2001. This graph is not intended to predict the Company’s forecast of future financial performance. For comparing total returns on the Company’s common stock, a peer group consisting of MasTec, Inc. and Quanta Services, Inc. has been used.

COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN*
AMONG DYCOM INDUSTRIES, INC., THE S & P 500 INDEX
AND A PEER GROUP

	7/01	7/02	7/03	7/04	7/05	7/06
Dycom Industries, Inc.	100.00	44.08	77.71	123.07	111.47	82.18
S & P 500	100.00	76.37	84.50	95.63	109.07	114.94
Peer Group	100.00	24.33	50.41	57.39	70.68	82.41

*	$100 invested on 7/31/01 in stock or index — including reinvestment of dividends. Fiscal year ending on the last Saturday in July.

SECTION 16(a)
BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities and Exchange Act of 1934 requires the Company’s directors and executive officers, and persons who own more than ten percent (10%) of the Company’s common stock, to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other equity securities of the Company. Our officers, directors and greater than ten percent (10%) shareholders are required by SEC regulations to furnish the Company with all Section 16(a) forms they file. Based on the Company’s review of such reports, the Company believes that all such Section 16(a) filing requirements were satisfied during fiscal year 2006 except that Mr. Baxter, a director, was five days late in reporting one transaction involving the sale of 5,000 shares of common stock on Form 4.

INDEPENDENT AUDITORS

The Audit Committee has appointed Deloitte & Touche LLP to serve as the Company’s independent auditors for the next fiscal year. Representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting for the purposes of responding to shareholders’ questions and making statements that they consider appropriate.

PROPOSALS FOR YEAR 2007
ANNUAL MEETING OF SHAREHOLDERS

Proposals by shareholders intended to be presented at the Year 2007 Annual Meeting of Shareholders must be received by the Secretary of the Company no later than June 27, 2007 to be considered for inclusion in the Company’s proxy materials for that meeting.

In addition, shareholders who desire to propose an item of business for action at an annual meeting of shareholders (other than proposals submitted by inclusion in the Proxy Statement), including the election of a director, must follow certain procedures set forth in the Company’s By-Laws. In general, written notice must be received by the Secretary of the Company not less than sixty (60) days or more than ninety (90) days prior to the anniversary date of the immediately preceding annual meeting of shareholders. The notice should contain a brief description of the proposal and the reason for conducting such business; the name and address of the shareholder proposing such business, as it appears in the Company’s books; the class and number of shares of the Company that are beneficially owned by the shareholder; and any financial interest of the shareholder in such business. Shareholders should, however, consult the Company’s By-Laws to ensure that the specific requirements of such notice are met. A copy of the Company’s By-Laws may be obtained by any shareholder, without charge, upon written request to the Secretary of the Company at 11770 U.S. Highway 1, Suite 101, Palm Beach Gardens, Florida 33408.

EXPENSES OF SOLICITATION

The Company will bear the cost of this solicitation of proxies. Proxies may be solicited by directors, officers and regular employees of the Company, without compensation, in person or by mail, telephone, facsimile transmission, telephone or electronic transmission. The Company will reimburse brokers and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses incurred in forwarding proxy material to beneficial owners.

OTHER MATTERS

The Board of Directors knows of no matters to come before the Annual Meeting other than the matters referred to in this Proxy Statement. If, however, any matters properly come before the Annual Meeting, the persons named as proxies and acting thereon will have discretion to vote on those matters according to their judgment to the same extent as the person delivering the proxy would be entitled to vote.

BY ORDER OF THE BOARD OF DIRECTORS,

Richard B. Vilsoet
Secretary

October 25, 2006

ANNUAL MEETING OF SHAREHOLDERS OF
DYCOM INDUSTRIES, INC.
November 21, 2006
Please date, sign and mail
your proxy card in the
envelope provided as soon
as possible.
¯ Please detach along perforated line and mail in the envelope provided. ¯
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The Board of Directors recommends a vote FOR the election of the nominees listed below.
The Board of Directors recommends a vote FOR the approval of the amendment to the Company’s 2003 Long-Term Incentive Plan.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒
1.	The election of three nominees for director as set forth in the Proxy Statement accompanying the Notice of Annual Meeting of Shareholders and listed below.

NOMINEES:
☐	FOR ALL NOMINEES	O Stephen C. Coley O Steven E. Nielsen O Jack H. Smith
☐	WITHHOLD AUTHORITY FOR ALL NOMINEES

☐	FOR ALL EXCEPT (See instructions below)

INSTRUCTION:	To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.
☐

		FOR	AGAINST	ABSTAIN
2.	To approve the amendment to the Company’s 2003 Long-Term Incentive Plan increasing the number of shares of Company common stock reserved for issuance under the plan by 2,000,000 shares.	☐	☐	☐

3.	To vote at the discretion of the proxies and attorneys-in-fact on the transaction of such other business as may properly come before the Annual Meeting and any adjournments thereof.
     The shares represented by this proxy will be voted as directed by the shareholder. If no direction is given when the duly executed proxy is returned, such shares will be voted “FOR” the nominees named hereon and “FOR” the approval of the amendment to the Company’s 2003 Long-Term Incentive Plan. The shares will be voted at the discretion of the proxies and attorneys-in-fact on the transaction of such other business as may properly come before the Annual Meeting and any adjournments thereof.

Signature of Shareholder                                       Date:                   Signature of Shareholder                                       Date:

Note:
Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

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DYCOM INDUSTRIES, INC.
11770 U.S. Highway 1, Suite 101
Palm Beach Gardens, Florida 33408
PROXY FOR THE 2006
ANNUAL MEETING OF SHAREHOLDERS — NOVEMBER 21, 2006
     This Proxy is solicited on behalf of the Board of Directors of Dycom Industries, Inc. (the “Company”). The undersigned hereby appoints Steven Nielsen and Richard L. Dunn, and each of them, proxies and attorneys-in-fact, with the power of substitution (the action of both of them or their substitutes present and acting or if only one be present and acting, then the action of such one to be in any event controlling) to vote all shares of common stock held of record by the undersigned on October 2, 2006 at the 2006 Annual Meeting of Shareholders (the “Annual Meeting”) of the Company scheduled to be held on November 21, 2006, and at any adjournments thereof.
(Continued and to be signed on the reverse side.)

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